Exhibit 77(Q)(1)(a)

COHEN & STEERS INTERNATIONAL REALTY FUND, INC.

ARTICLES SUPPLEMENTARY


Cohen & Steers International Realty Fund, Inc., a Maryland corporation (the "Corporation") registered as an open-end management investment company under the Investment Company Act of 1940, as amended, hereby certifies to the State
Department of Assessments and Taxation of Maryland that:

FIRST: The aggregate number of shares of common stock, par value one-tenth of one cent
($.001) per share (the "Common Stock"), that the Corporation has authority to issue is hereby increased by five hundred million (500,000,000) shares of Common Stock, of which two hundred and fifty million (250,000,000) shares are classified as Class F Common Stock and two hundred and fifty million(250,000,000) shares are classified as Class T Common Stock.

SECOND: The shares of Class F Common Stock and Class T Common Stock have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of a class of Common
Stock as set forth in the charter of the Corporation.

THIRD: Immediately before the increase and classification of shares as set forth in Article
FIRST hereof, the Corporation was authorized to issue one billion three hundred million
(1,300,000,000) shares of stock, all of which were shares of Common Stock, par value one-tenth of one cent ($.001) per share, having an aggregate par value of one million three hundred thousand dollars ($1,300,000), classified in five classes as follows:

CLASS			SHARES

Class A Common Stock	250,000,000
Class C Common Stock	250,000,000
Class I Common Stock	300,000,000
Class R Common Stock	250,000,000
Class Z Common Stock	250,000,000


FOURTH: As hereby increased and classified, the total number of shares of stock which the Corporation has authority to issue is one billion eight hundred million (1,800,000,000) shares of stock, all of which are shares of Common Stock, par value one-tenth of one cent
($.001) per share, having an aggregate par value of one million eight hundred thousand dollars ($1,800,000), classified in seven classes as follows:



CLASS			SHARES

Class A Common Stock	250,000,000
Class C Common Stock	250,000,000
Class F Common Stock	250,000,000
Class I Common Stock	300,000,000
Class R Common Stock	250,000,000
Class T Common Stock	250,000,000
Class Z Common Stock	250,000,000

FIFTH: The Board of Directors of the Corporation increased the total number of shares of stock that the Corporation has authority to issue pursuant to Section 2-105(c) of the Maryland General
Corporation Law and classified the additional shares under the authority contained in the charter of the Corporation.

SIXTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information, and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.



[SIGNATURE PAGE FOLLOWS]


IN WITNESS WHEREOF, Cohen & Steers International
Realty Fund, Inc. has caused these Articles
Supplementary to be signed in its name and on its behalf by its President and witnessed by its Secretary as of December 13, 2016.

WITNESS:			COHEN & STEERS
INTERNATIONAL REALTY
FUND, INC.


/s/ Tina M. Payne	By: /s/ Adam M. Derechin
Tina M. Payne		Adam M. Derechin
Secretary and
Chief Legal
Officer	                President and Chief Executive
                         Officer








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